Exhibit 10.1
FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) is made and entered into, effective as of February 29, 2024 (the “Effective Date”), by and between National Rural Utilities Cooperative Finance Corporation, a District of Columbia cooperative corporation (“CFC”), and J. Andrew Don (the “Executive”).

RECITALS

WHEREAS, CFC and Executive entered into an Employment Agreement, dated March 10, 2021 (the “Original Agreement”), whereby CFC agreed to retain Executive as its Governor and Chief Executive Officer, and Executive agreed to serve in the employ of CFC on a full-time basis for an initial term of employment ending May 31, 2024, subject to additional extensions as set forth in the Original Agreement; and

WHEREAS, CFC and Executive desire to extend the initial term of the Original Agreement through May 31, 2027 and make other changes to the Original Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration, the parties agree as follows:

1.    Term of Employment. Section 3 of the Original Agreement is hereby replaced in its entirety by the following:

“Term of Employment. The Executive’s employment under this Agreement shall commence on May 3, 2021 and, unless earlier terminated as provided in Section 6 below, shall terminate on May 31, 2027 (the “Initial Term of Employment”) unless extended as provided in the following sentence. The Initial Term of Employment shall automatically be extended on June 1, 2027 and each subsequent June 1st thereafter for an additional year (unless earlier terminated as provided in Section 6 below) (each such extension, an “Extended Term of Employment”) unless, not later than six (6) months prior to any such June 1st, either party to this Agreement shall have given written notice to the other party that he or it does not wish to extend or further extend the Term of Employment. For purposes of this Agreement, “Term of Employment” shall mean the Initial Term of Employment and, if applicable, each subsequent Extended Term of Employment.”

2.    Compensation. Section 4 of the Original Agreement is hereby replaced in its entirety by the following:

“Compensation. For all services rendered by the Executive from June 1, 2024 through the end of the Term of Employment, CFC shall pay the Executive as compensation (i) a base salary, in periodic installments in accordance with CFC’s usual payroll practice for its senior executives, at an annual rate of no less than $1,161,000 (the “Base Salary”), and (ii) if the applicable performance goals and/or other criteria are achieved with respect thereto, an opportunity to receive (A) an annual incentive (the “Short-Term Incentive”) pursuant to the terms set forth in the CFC Annual Incentive Plan, and (B) any other incentive compensation plan applicable to CFC employees generally (the “Long-Term Incentive”) pursuant to the terms thereof. During the Term of Employment, the Executive’s Base Salary shall be reviewed for possible increase at least annually, and the term “Base Salary” shall thereafter refer to the Base Salary as so increased.”

3.    Effect of Amendment; Ratification. Except as provided herein, the Original Agreement and its terms and provisions are hereby ratified and confirmed for all purposes and in all respects and shall remain in full force and effect.

4.    Miscellaneous. This Amendment may be executed in multiple counterparts (including by means of electronic signature pages), each of which shall be an original and all of which taken together shall constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

NATIONAL RURAL UTILITIES
COOPERATIVE FINANCE CORPORATION

By:	/s/ DAVID FELKEL
Name:	David Felkel
Title:	Board President

By:	EXECUTIVE
/s/ J. ANDREW DON
J. Andrew Don

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